EXHIBIT 99.1

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Contact

Pam Erickson

E*TRADE FINANCIAL Corporation

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Adam Townsend

E*TRADE FINANCIAL Corporation

916-463-2889

adam.townsend@etrade.com

E*TRADE FINANCIAL CORPORATION ISSUES 2004 EARNINGS

GUIDANCE, REPORTS NOVEMBER ACTIVITY AND

ANNOUNCES REPURCHASE PROGRAM

•	Established 2004 GAAP EPS guidance of $0.70—$0.85 per share on Total Net Revenue of $1.5 billion - $1.7 billion
•	Raised 2003 GAAP EPS guidance to $0.50—$0.54 from $0.40—$0.48 per share and affirmed 2003 EPS from Ongoing Operations of $0.56—$0.58 per share
•	Announced a $100 million repurchase program
•	Through November, U.S. DARTs in the fourth quarter are tracking ahead of the third quarter results by 12 percent at 84,400 and Total DARTs are tracking ahead by 9 percent at 144,500
•	U.S. DARTs in November increased 3 percent vs. October, while Total DARTs increased 2 percent

New York, December 17, 2003 – E*TRADE FINANCIAL Corporation (NYSE: ET) today established 2004 GAAP EPS guidance of $0.70—$0.85 on Total Net Revenue of $1.5 billion—$1.7 billion. In addition, management increased 2003 GAAP EPS guidance to $0.50—$0.54 from the previous range of $0.40—$0.48, and reiterated 2003 guidance for EPS from Ongoing Operations of $0.56—$0.58. The Company’s Board of Directors approved a $100 million dollar repurchase program. The plan is effective immediately, not subject to a specific end date and provides the flexibility to buy back common stock, retire debt or a combination of both.

“Based on the strategic initiatives we have implemented this year and the resulting growth opportunities created, the Company is better positioned today than ever before to unleash the real earnings potential of our model,” said R. Jarrett Lilien, President and Chief Operating Officer, E*TRADE FINANCIAL Corporation.

E*TRADE FINANCIAL 2004 Earnings Guidance & Monthly Activity Report for November 2003

2004 GAAP Earnings Guidance

Key Driver Assumptions	2004 Estimate
	Low	High
Brokerage:
Total DARTs (in thousands)	145	160
Average margin debt ($B)	$1.4	$1.8
Average commission per revenue trade	$11.00	$11.26

Bank:
Direct mortgage originations ($B)	$3.4	$4.4
Consumer loan originations, incl HELOCs ($B)	$3.7	$4.8
Average interest rate spread (basis points)	175	195
Average interest earning assets ($B)	$20	$21

Net revenues ($MM)
Brokerage	$980	$1,115
Banking	$565	$630
Intercompany elimination	$(45)	$(45)

Total net revenues	$1,500	$1,700

Total expenses ($MM)	$1,066	$1,161

Pre-tax income	$434	$539

Effective tax rate	38%	38%

Net income	$270	$334

Pre-tax income before other corporate income (expense) as a percentage of total net revenue
Brokerage	31%	34%
Banking	22%	24%
Total	28%	31%

“If Converted” EPS Calculation (1):

Numerator ($MM)
Net income	$270	$334
Add back interest & amortization expense (net of tax)	$29	$29

Adjusted net income under “if converted”	$299	$363

Denominator (MM)
Weighted average diluted shares	380	380
Additional shares issued under “if converted”	45	45

Adjusted diluted shares under “if converted”	425	425

Net income per share—diluted	$0.70	$0.85

(1) The “if converted” accounting method includes the additional dilutive impact assuming conversion of our subordinated convertible debt

Points of Operating Leverage

Metric	Annual EPS Contribution
(Estimated)
Additional 10,000 DARTs per day	$0.06
Increase margin debt by $400 million	$0.04
Improve bank spread by 15 bps (2)	$0.04
Downstream $30 million in capital to the bank	$0.01
Additional $500 million in consumer loan originations	$0.01

(2) Based on Q3 2003 ending bank total assets

E*TRADE FINANCIAL 2004 Earnings Guidance & Monthly Activity Report for November 2003

The Company also released its Monthly Activity Report for November. U.S. DARTs totaled 85,600; up 3 percent compared to October results, while Total DARTs equaled 146,000; an increase of 2 percent sequentially. Month-end margin debt increased 8 percent sequentially to over $1.7 billion in November.

“We are pleased by the 12 percent growth in our U.S. DART volume that we have seen through the first two months of the quarter,” continued Mr. Lilien. “Despite a somewhat volatile market and an expected holiday slowdown, investors remained engaged in November, maintaining the heightened activity levels that we have experienced since September.”

Monthly Activity Data

	Nov-03	Oct-03	Nov-03 vs. Oct-03	Q403 QTD*	Qtr Ended 9/30/03	Q403 QTD* vs. Qtr Ended 9/30/03
Trading days	18.5	23.0	N.M.	41.5	63.5	N.M.

Daily Average Revenue Trades (DARTs)
US	85,616	83,443	2.6%	84,411	75,605	11.6%
International	9,684	9,060	6.9%	9,338	8,624	8.3%
Professional	50,686	50,738	(0.1)%	50,715	48,332	4.9%

Total DARTs	145,986	143,241	1.9%	144,464	132,561	9.0%

Market Making
Equity shares traded (MM)	7,630	10,346	(26.3)%	17,976	18,460	N.M.

Gross New Accounts
Brokerage	34,914	35,027	N.M.	69,941	127,384	N.M.
Banking	8,143	26,010	N.M.	34,153	42,209	N.M.

Total gross new accounts	43,057	61,037	N.M.	104,094	169,593	N.M.

Active Accounts
Brokerage	2,864,382	2,860,553	0.1%	2,864,382	2,854,900	0.3%
Banking	652,705	661,247	(1.3)%	652,705	657,646	(0.8)%

Total active accounts end of period	3,517,087	3,521,800	(0.1)%	3,517,087	3,512,546	0.1%

End of period margin debt ($MM)	$1,714	$1,581	8.4%	$1,714	$1,454	17.9%

Total Assets / Deposits
Total client assets in investing accounts ($MM)	$69,006	$67,392	2.4%	$69,006	$60,271	14.5%
Total deposits in banking accounts ($MM)	$11,301	$11,405	(0.9)%	$11,301	$11,534	(2.0)%

Total assets / deposits in customer accounts ($MM)	$80,307	$78,797	1.9%	$80,307	$71,805	11.8%

Loan Originations
Direct mortgage originations ($MM)	$285	$364	(21.7)%	$649	$2,429	N.M.
Consumer loan originations, incl HELOCs ($MM)	$228	$235	(3.0)%	$463	$701	N.M.

*Q403 quarter-to-date (QTD) includes results for the two months ended November 30, 2003

E*TRADE FINANCIAL 2004 Earnings Guidance & Monthly Activity Report for November 2003

Effective November 2003, E*TRADE FINANCIAL Corporation is calculating abbreviated equity market trading sessions as half days in computing DART volumes. Historical monthly metric data, including adjustments for the new trading day computation, from January 2003 to November 2003 can be found on the E*TRADE FINANCIAL investor relations site at www.etrade.com.

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provide financial services including brokerage, banking and lending for retail, corporate and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member NASD/SIPC). Bank and lending products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

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Important Notice

E*TRADE FINANCIAL and the E*TRADE FINANCIAL logo is a registered trademark or trademark of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE Group, Inc. or E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2003 E*TRADE FINANCIAL Corp. All rights reserved.